UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

MagnaChip Semiconductor Corporation

(Name of issuer)

Common Stock, par value $0.01 per share

(Title of class of securities)

55933J203

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 55933J203	Page 2 of 26 Pages

(1)	Names of reporting persons Avenue Investments, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 1,124,447
	(8)	Shared voting power 0
	(9)	Sole dispositive power 1,124,447
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 1,124,447
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.9%
(14)	Type of reporting person (see instructions) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 3 of 26 Pages

(1)	Names of reporting persons Avenue International Master, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 3,372,721
	(8)	Shared voting power 0
	(9)	Sole dispositive power 3,372,721
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 3,372,721
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 8.6%
(14)	Type of reporting person (see instructions) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 4 of 26 Pages

(1)	Names of reporting persons Avenue International, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 3,372,721
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 3,372,721
(11)	Aggregate amount beneficially owned by each reporting person 3,372,721
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 8.6%
(14)	Type of reporting person (see instructions) CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 5 of 26 Pages

(1)	Names of reporting persons Avenue International Master GenPar, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 3,372,721
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 3,372,721
(11)	Aggregate amount beneficially owned by each reporting person 3,372,721
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 8.6%
(14)	Type of reporting person (see instructions) CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 6 of 26 Pages

(1)	Names of reporting persons Avenue Partners, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization New York
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 4,497,168
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 4,497,168
(11)	Aggregate amount beneficially owned by each reporting person 4,497,168
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 11.4%
(14)	Type of reporting person (see instructions) OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 7 of 26 Pages

(1)	Names of reporting persons Avenue-CDP Global Opportunities Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 1,149,367
	(8)	Shared voting power 0
	(9)	Sole dispositive power 1,149,367
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 1,149,367
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.9%
(14)	Type of reporting person (see instructions) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 8 of 26 Pages

(1)	Names of reporting persons Avenue Global Opportunities Fund GenPar, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 1,149,367
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,149,367
(11)	Aggregate amount beneficially owned by each reporting person 1,149,367
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.9%
(14)	Type of reporting person (see instructions) OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 9 of 26 Pages

(1)	Names of reporting persons Avenue Special Situations Fund IV, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 6,685,868
	(8)	Shared voting power 0
	(9)	Sole dispositive power 6,685,868
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 6,685,868
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 16.9%
(14)	Type of reporting person (see instructions) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 10 of 26 Pages

(1)	Names of reporting persons Avenue Capital Partners IV, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 6,685,868
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 6,685,868
(11)	Aggregate amount beneficially owned by each reporting person 6,685,868
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 16.9%
(14)	Type of reporting person (see instructions) OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 11 of 26 Pages

(1)	Names of reporting persons GL Partners IV, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 6,685,868
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 6,685,868
(11)	Aggregate amount beneficially owned by each reporting person 6,685,868
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 16.9%
(14)	Type of reporting person (see instructions) OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 12 of 26 Pages

(1)	Names of reporting persons Avenue Special Situations Fund V, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 8,457,136
	(8)	Shared voting power 0
	(9)	Sole dispositive power 8,457,136
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 8,457,136
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 21.3%
(14)	Type of reporting person (see instructions) PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 13 of 26 Pages

(1)	Names of reporting persons Avenue Capital Partners V, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 8,457,136
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,457,136
(11)	Aggregate amount beneficially owned by each reporting person 8,457,136
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 21.3%
(14)	Type of reporting person (see instructions) OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 14 of 26 Pages

(1)	Names of reporting persons GL Partners V, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 8,457,136
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,457,136
(11)	Aggregate amount beneficially owned by each reporting person 8,457,136
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 21.3%
(14)	Type of reporting person (see instructions) OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 15 of 26 Pages

(1)	Names of reporting persons Avenue Capital Management II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 20,789,539
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 20,789,539
(11)	Aggregate amount beneficially owned by each reporting person 20,789,539
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 52.1%
(14)	Type of reporting person (see instructions) IA

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 16 of 26 Pages

(1)	Names of reporting persons Avenue Capital Management II GenPar, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 20,789,539
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 20,789,539
(11)	Aggregate amount beneficially owned by each reporting person 20,789,539
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 52.1%
(14)	Type of reporting person (see instructions) OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT

SCHEDULE 13G

CUSIP No. 55933J203	Page 17 of 26 Pages

(1)	Names of reporting persons Marc Lasry
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) SC; OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 20,789,539
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 20,789,539
(11)	Aggregate amount beneficially owned by each reporting person 20,789,539
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 52.1%
(14)	Type of reporting person (see instructions) IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT

Page 18 of 26 Pages

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of Avenue Investments, L.P., Avenue International Master, L.P., Avenue International, Ltd., Avenue International Master GenPar, Ltd., Avenue Partners, LLC, Avenue-CDP Global Opportunities Fund, L.P., Avenue Global Opportunities Fund GenPar, LLC, Avenue Special Situations Fund IV, L.P., Avenue Capital Partners IV, LLC, GL Partners IV, LLC, Avenue Special Situations Fund V, L.P., Avenue Capital Partners V, LLC, GL Partners V, LLC, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry relating to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of MagnaChip Semiconductor Corporation, a Delaware corporation (the “Issuer”).

Item 1(a)	Name of Issuer.

MagnaChip Semiconductor Corporation

Item 1(b)	Address of Issuer’s Principal Executive Offices.

c/o MagnaChip Semiconductor S.A.

74, Rue de Merl

Luxembourg N4 L-2146

Item 2(a)-(c) Name of Person Filing.

Address of Principal Business Office, or, if non, Residence.

Place of Organization.

This Schedule 13G is jointly filed by:

(i) Avenue Investments, L.P. (“Avenue Investments”), a Delaware limited partnership, with respect to the Common Stock held by it;

(ii) Avenue International Master, L.P. (“Avenue International Master”), a Cayman Islands exempted limited partnership, with respect to the Common Stock held by it;

(iii) Avenue International, Ltd. (“Avenue International”), a Cayman Islands exempted company and the sole limited partner of Avenue International Master, with respect to the Common Stock held by Avenue International Master;

(iv) Avenue International Master GenPar, Ltd. (“Avenue International GenPar”), a Cayman Islands exempted company and the general partner of Avenue International Master, with respect to the Common Stock held by Avenue International Master;

(v) Avenue Partners, LLC (“Avenue Partners”), a New York limited liability company, the general partner of Avenue Investments and the sole shareholder of Avenue International GenPar, with respect to the Common Stock held by Avenue Investments and Avenue International Master;

Page 19 of 26 Pages

(vi) Avenue-CDP Global Opportunities Fund, L.P. (“Avenue-CDP”), a Cayman Islands exempted limited partnership, with respect to the Common Stock held by it;

(vii) Avenue Global Opportunities Fund GenPar, LLC (“Avenue Global GenPar”), a Delaware limited liability company and the general partner of Avenue-CDP, with respect to the Common Stock held by Avenue-CDP;

(viii) Avenue Special Situations Fund IV, L.P. (“Avenue Fund IV”), a Delaware limited partnership, with respect to the Common Stock held by it;

(ix) Avenue Capital Partners IV, LLC (“Avenue Capital IV”), a Delaware limited liability company and the general partner of Avenue Fund IV, with respect to the Common Stock held by Avenue Fund IV;

(x) GL Partners IV, LLC (“GL IV”), a Delaware limited liability company and the managing member of Avenue Capital IV, with respect to the Common Stock held by Avenue Fund IV;

(xi) Avenue Special Situations Fund V, L.P. (“Avenue Fund V”), a Delaware limited partnership, with respect to the Common Stock held by it;

(xii) Avenue Capital Partners V, LLC (“Avenue Capital V”), a Delaware limited liability company and the general partner of Avenue Fund V, with respect to the Common Stock held by Avenue Fund V;

(xiii) GL Partners V, LLC (“GL V”), a Delaware limited liability company and the managing member of Avenue Capital V, with respect to the Common Stock held by Avenue Fund V;

(xiv) Avenue Capital Management II, L.P. (“Avenue Capital Management”), a Delaware limited partnership and the investment manager to Avenue Investments, Avenue International Master, Avenue-CDP, Avenue Fund IV and Avenue Fund V (collectively, the “Funds”), with respect to the Common Stock held by the Funds;

(xv) Avenue Capital Management II GenPar, LLC (“Avenue Capital Management GenPar”), a Delaware limited liability company and the general partner of Avenue Capital Management, with respect to the Common Stock held by the Funds; and

(xvi) Marc Lasry, a United States citizen and the managing member of Avenue International GenPar, Avenue Partners, Avenue Global GenPar, GL IV, GL V and Avenue Capital Management GenPar, with respect to the Common Stock held by the Funds.

The persons identified in (i) through (xvi) above are herein referred to as the “Reporting Persons.”

Page 20 of 26 Pages

Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that they have formed a group.

The principal place of business for each of the Reporting Persons is c/o Avenue Capital Management II, L.P, 399 Park Avenue, 6th Floor, New York, NY 10022.

Item 2(d)	Title of Class of Securities.

Common Stock, par value $0.01 per share

Item 2(e)	CUSIP Number.

55933J203

Item 3	Reporting Person.

Not applicable.

Item 4	Ownership.

(a)-(b) As of the date hereof, the following is the beneficial ownership and percentage of the Issuer’s Common Stock outstanding for each of the Reporting Persons:

	September 30,	September 30,	September 30,	September 30,
Name of Reporting Person	Number of Shares of Common Stock	Number of Shares of Common Stock upon Exercise of Warrants	Total Number of Shares of Common Stock	Percentage of Class
Avenue Investments	1,100,874	23,573	1,124,447	2.9%
Avenue International Master	3,302,273	70,448	3,372,721	8.6%
Avenue International	3,302,273	70,448	3,372,721	8.6%
Avenue International GenPar	3,302,273	70,448	3,372,721	8.6%
Avenue Partners	4,403,148	94,020	4,497,168	11.4%
Avenue-CDP	1,119,052	30,315	1,149,367	2.9%
Avenue Global GenPar	1,119,052	30,315	1,149,367	2.9%
Avenue Fund IV	6,526,958	158,910	6,685,868	16.9%
Avenue Capital IV	6,526,958	158,910	6,685,868	16.9%
GL IV	6,526,958	158,910	6,685,868	16.9%
Avenue Fund V	8,184,421	272,715	8,457,136	21.3%
Avenue Capital V	8,184,421	272,715	8,457,136	21.3%
GL V	8,184,421	272,715	8,457,136	21.3%
Avenue Capital Management	20,233,578	555,961	20,789,539	52.1%
Avenue Capital Management GenPar	20,233,578	555,961	20,789,539	52.1%
Marc Lasry	20,233,578	555,961	20,789,539	52.1%

Page 21 of 26 Pages

The approximate percentage of Common Stock reported as beneficially owned by each of the Reporting Persons is based upon the sum of (i) 39,363,517 shares of Common Stock outstanding as of October 31, 2011, as reported by the Issuer in its Form 10-Q filed by the Issuer with the Securities Exchange Commission on November 4, 2011, and (ii) the number of shares of Common Stock held by the applicable Reporting Person upon the exercise or presently exercisable warrants.

(c) The Funds have the sole power to vote and dispose of the shares of Common Stock held by them reported in this Schedule 13G. Avenue International, Avenue International GenPar, Avenue Partners, Avenue Global GenPar, Avenue Capital IV, GL IV, Avenue Capital V, GL V, Avenue Capital Management, Avenue Capital Management GenPar and Marc Lasry have the shared power to vote and dispose of the shares of Common Stock held by the Funds reported in this Schedule 13G.

Item 5	Ownership of Five Percent or Less of a Class.

Inapplicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Inapplicable.

Item 8	Identification and Classification of Members of the Group.

Inapplicable.

Item 9	Notice of Dissolution of Group.

Inapplicable.

Page 22 of 26 Pages

Item 10	Certification.

Not applicable.

Exhibits

Exhibit 24         Power of Attorney for Marc Lasry, dated February 11, 2010.

Exhibit 99.1     Joint Filing Agreement by and among the Reporting Persons dated February 9, 2012.

Page 23 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2012

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL, LTD.

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD.

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE PARTNERS, LLC

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

Page 24 of 26 Pages

AVENUE - CDP GLOBAL OPPORTUNITIES FUND, L.P. By: Avenue Global Opportunities Fund GenPar, LLC its General Partner

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE GLOBAL OPPORTUNITIES FUND GENPAR, LLC

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P. By: Avenue Capital Partners IV, LLC, its General Partner By: GL Partners IV, LLC, its Managing Member

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS IV, LLC By: GL Partners IV, LLC, its Managing Member

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS IV, LLC

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

Page 25 of 26 Pages

AVENUE SPECIAL SITUATIONS FUND V, L.P. By: Avenue Capital Partners V, LLC, its General Partner By: GL Partners V, LLC, its Managing Member

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS V, LLC By: GL Partners V, LLC, its Managing Member

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS V, LLC

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II, L.P. By: Avenue Capital Management II GenPar, LLC, its General Partner

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

Page 26 of 26 Pages

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC.

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY

/s/ Eric Ross, Attorney-in-Fact for Marc Lasry